Exhibit 99.1


[SENSITECH LOGO GRAPHIC OMITTED]         [COX TECHNOLOGIES LOGO GRAPHIC OMITTED]


For more information, contact:
Becky DeWitt, 978-720-2508
bdewitt@sensitech.com

FOR IMMEDIATE RELEASE

                  Sensitech Inc. acquires Cox Technologies Inc.

Beverly, Massachusetts, April 16, 2004 - Today Sensitech Inc., headquartered in Beverly, Massachusetts, announced the acquisition of substantially all of the assets of Cox Technologies Inc. in Belmont, North Carolina. Cox Technologies provides temperature and humidity monitoring products and services worldwide.

Cox has agreed to continue manufacturing products for Sensitech during a transition period to end no later than June 1, 2004, although the Cox products will be available beyond the June timeframe. Dr. Jim Cox, Founder, Chairman of the Board, and Chief Technology Officer, will serve on a consulting basis for two years. Other key personnel from Cox will work for Sensitech as well.

"The cold chain monitoring market is expanding rapidly," states Eric Schultz, Chairman and CEO of Sensitech. "New technologies and new players require us to continuously invest in R & D and to maintain a competitive edge. The acquisition of Cox enables Sensitech to expand into key industrial markets as well as to broaden our current customer base. The consolidation of both organizations' expertise solidifies a stronger presence in this marketplace."

Sensitech offers best-in-class temperature monitoring products and services with cutting edge information management and sensor technologies. The company is investing in RF and RFID and will bring complete cold chain management solutions to all Cox customers. This is the second acquisition Sensitech has made in the cold chain management space, its first being Ryan Instruments in 2000.

"This purchase is beneficial to our customers," states Kurt Reid, Co-CEO of Cox Technologies, "who will receive the same level of high service and quality products with additional knowledge and expertise in the management of their cold chain. We expect the transition for our customers to be seamless."

"We will work closely and diligently with every Cox customer to ensure their current and future needs are met," says Steve DiRubio, Vice President and General Manager of Sensitech. "We will introduce a new level of analysis and insight to interpret information and to develop and implement improvement strategies for their cold chain."
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About Sensitech
Sensitech is the world's leading provider of cold-chain information and analysis that enables its customers to protect the freshness, viability and integrity of their temperature-sensitive products. Sensitech is a privately held company financed by experienced venture firms including Ascent Venture Management, Citizens Capital, GE Equity, Landmark Partners, and Prism Venture Partners. Sensitech has offices in Beverly, Massachusetts, Redmond, Washington, and Fresno, California, with service and distribution offices around the world. For more information call 800-843-8367 or visit us at www.sensitech.com.